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                                 [LETTERHEAD]


July 9, 1997


Dear Shareholder:

We are very happy to inform you that the Trustees of the MFS Series Trust (formerly known as the Navellier Series Fund) have agreed to reinstate Navellier as the Investment Advisor to the Fund. We at Navellier wish to thank you for your support during the past few months. We are delighted to be able to serve you again.

We still intend to merge the Aggressive Small Cap Equity Fund into our no-load series of funds, the Navellier Performance Funds. It is very important that you send in your proxy cards to merge the Fund, if you haven't done so already. Many thanks to those shareholders who have already sent in your proxy cards.

You may rest assured that we will do our best to maintain the high performance standards that you have expected from us in the past.

If you have any questions, please do not hesitate to call us at
(800) 887-8671.

Sincerely yours,



/s/ Louis G. Navellier
---------------------------------------
Louis G. Navellier
President, Navellier Management, Inc.











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